EXHIBIT 3A.

RESTATED CERTIFICATE OF INCORPORATION

OF

SAFENET, INC.

SafeNet, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:	The name of the Corporation is SafeNet, Inc. (Originally incorporated with the State of Delaware as Information Resource Engineering, Inc.)

SECOND:	The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was November 1, 1988.

THIRD:

Pursuant to sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and further amends the provisions of the Certificate of Incorporation of this corporation.

FOURTH:	The Restated Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is SafeNet, Inc.

ARTICLE II

The registered office of the corporation within the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The nature of the business and the purposes for which the corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

(a)           The Corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value

Common	50,000,000	$.01
Preferred	500,000	$.01

(b)           The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors, without additional authority from the Corporation’s shareholders; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix the number of shares constituting such series; the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series;  the redemption price or prices for the particular series; or the rights, if any, of holders of the shares of the particular series to convert same into shares of any other series or class or other securities of the Corporation, with any provisions for the subsequent adjustment of such conversion rights; to fix and alter the voting rights, if any; to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications and to fix the rights upon dissolution or liquidation, and any other special rights, qualifications, limitations, or restrictions of the shares of Preferred Stock of any such series thereof to the full extent now or hereafter permitted by the laws of the State of Delaware.

ARTICLE V

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1.     The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the By-Laws. Election of directors need not be by ballot unless the By-Laws so provide.

2.     The Board of Directors shall have power without the assent or vote of the stockholders:

(a)                                  To make, alter, amend, change, add to, or repeal the By-Laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the time for the declaration of payment of dividends.

(b)                                 To determine from time to time whether, and to what time and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

3.   The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

4.   In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the directors which would have been valid if such By-Law had not been made.

ARTICLE VI

No director shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law, or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The Corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Corporation the power to indemnify.

ARTICLE VII

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

FIFTH:                                                          This Restated Certificate of Incorporation and the amendments effected herein were adopted by the Corporation’s Board of Directors and authorized by a majority of the holders of the outstanding shares entitled to vote thereon at an annual meeting of shareholders pursuant to Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 16th day of May 2001.

SAFENET, INC.

/s/ Anthony A. Caputo
Anthony A. Caputo, Chairman and Chief
Executive Officer

ATTEST:

/s/ Carole D. Argo
Carole D. Argo, Secretary